Exhibit 99.1

Company Information: Green Energy Live Inc. 1740 44th Street, Suite 5-230 Wyoming, MI 49519-6443 Stock Information: OTCBB: GELV.OB	Investor Relations: 866-460-7336 investorrelations@greenenergylive.com
Internet: www.greenenergylive.com

Grand Rapids, MI, August 10, 2009 – Green Energy Live Completes Acquisition of Comanche Livestock Exchange, LLC

Green Energy Live Inc. (OTCBB: GELV.OB) today announced that the acquisition of Comanche Livestock Exchange, LLC (CLEL), a privately-owned Texas-based provider of live animal auctions, was completed on July 24, 2009. CLEL will be a wholly-owned subsidiary.

Karen Clark, CEO of Green Energy, commented “We are pleased to close on the acquisition and formally bring on board the Comanche team led by Dean Cagle.  Their experience and strong foothold in the beef and dairy livestock industry is a significant advantage for our company as a large client base for our biomass to fuel system becomes immediately available. We are excited by the opportunity to help farmers achieve energy independence and reduce costs at the same time.”

For more information, please contact Investor Relations at +1-866-460-7336

About Green Energy Live

Green Energy Live, Inc. (OTCBB: GELV.OB) is a fully reporting, publicly-listed engineering and technology company headquartered in Wyoming, Michigan (adjacent to Grand Rapids). The company is focused on developing and commercializing renewable energy gasification systems that convert biomass wastes, currently being dumped in land-fills, into fuel and other valuable co-products. What is unique about the company is that its technology can rapidly and economically be deployed to the waste site rather than vice versa. Thus, a customer’s specific needs are addressed through a complete equipment package with the smallest ecological footprint.

About Comanche Livestock Exchange

Operating as a wholly-owned subsidiary of Green Energy Live, Comanche Livestock Exchange is dedicated to serving the large and small cattle producer. Sales of various livestock, including: breed, packer and replacement cattle, bulls, yearling steers and heifers, bottle-calves, sheep and goats, are conducted weekly via live auction, private treaty and/or online. Comanche also offers a wide array of services including: catching and hauling, portable penning, and problem cattle removal.  Comanche has been an ongoing business operation for over 60 years.

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. GELV has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect GELV’s current beliefs and are based upon information currently available to it.

Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the GELV’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. GELV undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.